Exhibit 8.1
[Letterhead of Cahill Gordon & Reindel LLP]
July 16, 2009
(212) 701-3000
Validus Holdings, Ltd.
19 Par-La-Ville Road,
Hamilton HM 11
Bermuda
     Ladies and Gentlemen:
     We have acted as tax counsel to Validus Holdings Ltd, a Bermuda exempted company (“Validus”) in connection with (i) the proposed amalgamation (the “Amalgamation”) of Validus Ltd., a Bermuda exempted company and a wholly-owned subsidiary of Validus (“Amalgamation Sub”) and IPC Holdings Ltd., a Bermuda exempted company (“IPC”), pursuant to the Agreement and Plan of Amalgamation among Validus, Amalgamation Sub and IPC dated as of July 9, 2009 and (ii) the preparation and filing by Validus with the Securities and Exchange Commission of the registration statement on Form S-4, as amended, with respect to the Amalgamation (the “Registration Statement”), of which the joint proxy statement/prospectus forms a part (the “Joint Proxy Statement/Prospectus”).
     We hereby confirm that the discussion set forth under the caption “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement and Joint Proxy Statement/Prospectus is, subject to the assumptions, conditions and qualifications set forth therein, accurate in all material respects.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act of 1933, as amended, and in consenting to such reference we have not certified any part of such Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ CAHILL GORDON & REINDEL LLP